Exhibit 99.1
News Release

Piedmont Office Realty Trust Sells Long Island, NY Property

ATLANTA and NEW YORK - September 7, 2011 - Piedmont Office Realty Trust (NYSE: PDM) today announced that it has completed the sale of 5000 Corporate Court in Holtsville, New York for approximately $39.3 million. An institutional buyer purchased the 264,482 square foot Long Island property, which is predominantly leased to the U.S. General Service Administration (GSA).

The owner was represented by Joe Garibaldi, IV, of Jones Lang LaSalle, as well as Piedmont's Wil Stone, Senior Vice President, Capital Markets.

"We are pleased to announce the completion of the sale of 5000 Corporate Court, as it further demonstrates our focus on the recycling of non-strategic assets,” said Wil Stone, Senior Vice President, Capital Markets for Piedmont. "Moreover, this disposition aligns with our goals to opportunistically re-deploy capital into current and future core assets within our target markets," added Stone.

About Piedmont: Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston.  As of June 30, 2011, Piedmont's 79 wholly-owned office buildings were comprised of approximately 22 million rentable square feet. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor's and Moody's, Piedmont has maintained a low-leverage strategy while acquiring over $5.8 billion in properties since 1998.  For more information, see www.piedmontreit.com.

Contact:     Kerry Hughes
Company:    Piedmont Office Realty Trust
Phone:         + 1 770 418 8678
Email:        Kerry.Hughes@Piedmontreit.com